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EXHIBIT 5.1

[KUMMER KAEMPFER BONNER & RENSHAW LETTERHEAD]

        April 10, 2002

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

  Re:
  Paul-Son Gaming Corporation
  Registration Statement on Form S-8

Ladies and Gentlemen:

        As counsel to Paul-Son Gaming Corporation, a Nevada corporation (the "Company"), we are rendering this opinion in connection with the registration by the Company of 300,001 shares (the "Shares") of common stock, $0.01 par value, of the Company and the proposed sale thereof.

        We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

        Based on such examination and subject to the limitations hereinabove provided, we are of the opinion that, under the laws of the State of Nevada and under the Company's articles of incorporation and bylaws, as amended, to issue the Shares and that such Shares are validly authorized, legally issued, fully paid and nonassessable.

        We hereby consent to the filing of the foregoing opinion as an exhibit to the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to the use of our name in such registration statement.

                      Very truly yours,

                      KUMMER KAEMPFER BONNER & RENSHAW

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EXHIBIT 5.1